EXHIBIT 99.1

Reed's, Inc. Offers Up to $718,540 in Registered Direct Financing From Sale of $1.80 Units

●	Press Release
●	Source: Reed's, Inc.
●	On 6:00 am EDT, Monday October 5, 2009

LOS ANGELES, CA--(Marketwire - 10/05/09) - Reed's, Inc. (NASDAQ:REED - News) announced today that it is offering in a registered direct offering up to $718,540 through the sale of Units at a price of $1.80 per Unit.

Reed's expects to issue up to 189 Units, consisting of 399,189 shares of Common stock, 159,676 Series A Warrants, 83,444 Series B Warrants and 33,378 Series C Warrants. The Series B Warrants are exercisable at any time after the closing, at an exercise price of $1.80 per share, and will expire 60 trading days after the closing. The Series A Warrants and Series C Warrants are exercisable at $2.25 per share, commencing 180 days from closing for a term of five years. If the entire offering is placed, the expected gross proceeds at Closing will be $718,540 and the total aggregate proceeds if all Warrants are exercised will be $1,303,110. The expected net proceeds after fees and expenses are estimated to be $621,057.

All of the securities will be offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used for general corporate purposes.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the "SEC") and has been declared effective. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed's goals and strategies, contain "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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